ATHENA SILVER COMPANY PLANS  NEW DRILLING PROGRAM

TO TEST HISTORICAL RESOURCE ESTIMATES

FOR IMMEDIATE RELEASE                                                                     October 12, 2010.

BOULDER, COLORADO.  Athena Silver Corporation (“Athena Silver” or the “Company”) (OTCBB: AHNR) announced today it is planning a new drilling program on its Langtry Claims.

 Athena is planning a reverse circulation drilling program consisting of 12 holes; 10 vertical holes will attempt to test the results of the much larger historic drilling program conducted by Superior Oil Company and two angle holes would test new exploration targets near historic workings on the property.   The primary objective of the proposed program is to test historic drilling results obtained by Superior Oil Company.    Superior was an independent American Oil Company acquired by Mobil Corporation (now Exxon Mobil Corp.) in 1984 for $5.7 Billion.

The historical resource estimate at Langtry thus far has been defined by 201 rotary drill holes drilled by the minerals division of Superior Oil Company in the late 1960s and early 1970s.   Average hole depth was 400 feet and the deepest hole was 575 feet.    The estimated  historical resources  on the Langtry claims are a 22 million ton ore body, with silver grading at an average of 2.37 ounces  per ton for a total of 52.14 million ounces and barite grading at 7.9% for a total of 1.73 million tons.   Superior estimated a potential 65% recovery rate on the silver ore.   Athena has not independently verified these historical estimates and cannot attest to their accuracy.

The proposed drilling program is contingent upon several conditions, including applicable regulatory approvals and obtaining equity and/or debt financing of $250,000 to $500,000.

Athena Silver Company entered into a 20-year mining lease with option to purchase the Langtry Claims on March 15, 2010. The Langtry claims consist of 20 patented claims comprising 413.22 acres in the Calico Mining District of San Bernardino County, California.   Our Lease/purchase agreement is subject to continuing financial and work commitments on the claims and other royalties more fully described in the company’s filings available on the SEC’s website at www.sec.gov.

We have no reportable mineral reserves within SEC reporting requirements. Even if we confirm the existence of silver resources, it may not be of sufficient quantity so as to warrant recovery. Additionally, even if we find silver in sufficient quantity to warrant recovery it ultimately may not be recoverable. Finally, even if any silver is recoverable, we do not know that this can be done at a profit. Failure to locate silver resources in economically recoverable quantities will cause us to suspend operations.

Contact: John C. Power, CEO; 707-884-3766 ; johncaseypower@gmail.com

SAFE HARBOR

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such statement reflects the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission (www.sec.gov).